Exhibit 99.1

Harvard Bioscience Announces Third Quarter 2025 Financial Results

•	Reports Q3 2025 Revenues of $20.6M, Gross Margin of 58.4%, and Positive Cash Provided by Operations
•	Company Expects to Refinance or Repay the Debt in the Fourth Quarter
•	Fourth Quarter 2025 Guidance Reflects Increased Demand and Backlog, Improved Operations and Strong Financial Discipline

HOLLISTON, Mass., November 6, 2025 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2025.

“Our third-quarter performance highlights our growth opportunity while we advance efforts to fortify our capital structure. We saw another uptick in our performance on a sequential basis as our focus on executing, accelerating our growth platform, and financial and operational discipline drove improved results,” said John Duke, CEO of Harvard Bioscience. “Customer engagement across our platforms in the quarter helped to build the highest level of backlog that we have seen in nearly two years as well as our fourth consecutive month of order growth. This improved demand gives us the confidence to project continued sequential improvement in the fourth quarter.”

Third Quarter 2025 Results

For the third quarter of 2025, the Company reported revenues of $20.6 million compared to $22.0 million in the third quarter of 2024. Gross margin for the third quarter of 2025 was 58.4%, compared to 58.1% in the third quarter of 2024.

Net loss for the third quarter of 2025 was ($1.2) million compared to a net loss of ($4.8) million in the third quarter of 2024, which included a non-cash charge of $1.2 million resulting from the settlement of the Company’s obligations under a defined benefit plan. Adjusted EBITDA for the third quarter of 2025 was $2.0 million compared to $1.3 million in the third quarter of 2024. Cash provided by operations was $1.1 million during the three months ended September 30, 2025, compared to ($0.8) million in the same period in 2024.

Credit Agreement Update

The Company continues to make constructive progress and is in active discussions with its lenders and advisors regarding the assessment and negotiation of its potential options, including proposals that have been received. The Company is executing to accomplish the refinancing or repayment of the existing credit agreement in the fourth quarter.

Nine Months Ended September 30, 2025 Results

For the nine months ended September 30, 2025, the Company reported revenues of $62.8 million, compared to $69.6 million in the same period of the prior year. Gross margin for the nine months ended September 30, 2025 was 56.9% compared with 58.6% in the same period of the prior year. Gross profit was $35.7 million for the first nine months of 2025 compared to $40.8 million in the same period of the prior year.

Net loss for the nine months ended September 30, 2025 was ($53.8) million compared to a net loss of ($12.4) million in the same period of the prior year, primarily due to goodwill impairment in the first quarter of 2025 of $48.0 million. Adjusted EBITDA for the nine months ended September 30, 2025 was $4.3 million, compared to adjusted EBITDA of $4.2 million for the same period of the prior year. Cash provided by operations was $6.8 million during the nine months ended September 30, 2025 compared to ($0.3) million in the same period of the prior year.

Fourth Quarter 2025 Guidance

The Company expects fourth quarter 2025 revenues of $22.5 million to $24.5 million and gross margin in the 58% to 60% range.

Webcast and Conference Call Details

In conjunction with this announcement, the Company will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. A presentation that will be referenced during the webcast will be posted to the Company’s Investor Relations website shortly before the webcast begins.

Analysts who would like to join the call and ask a question must register here (https://register-conf.media-server.com/register/BI4ab002d48e77453da56b4d064d1d0815). Once registered, you will receive the dial-in numbers and a unique PIN number.

Participants who would like to join the audio-only webcast should go to our events and presentations on the Investor Relations section of our website here (https://investor.harvardbioscience.com/events-and-presentations).

Use of Non-GAAP Financial Information

In this press release we have included non-GAAP financial information, including one or more of adjusted operating income (loss), adjusted operating margin, adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, diluted adjusted earnings (loss) per share, and net debt. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of our business. For the periods presented, these non-GAAP financial measures have excluded certain expenses and income resulting from items that we do not believe are reflective of the underlying operations of the business. Items excluded include stock-based compensation, amortization of intangibles related to acquisitions, other operating expenses, loss on equity securities, income taxes, and the tax impact of reconciling items. Management believes that this non-GAAP financial information is important in comparing current results with prior period results and is useful to investors and financial analysts in assessing the Company’s operating performance.

Historical non-GAAP financial information included herein is accompanied by a reconciliation to the nearest corresponding GAAP measure, which is included below.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different from other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenues, gross margin, cash and debt position, balance sheet, growth and the introduction of new products, the strength of the Company’s market position, business model and anticipated macroeconomic conditions, and matters relating to our ability to continue as a going concern, fund our operations, comply with the terms of our credit agreement, as amended, or refinance or repay our outstanding indebtedness. Forward-looking statements do not guarantee future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 to be filed with the Securities and Exchange Commission (“SEC”), as well as in the Company’s other filings with the SEC. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

Mark Frost

Interim Chief Financial Officer

(508) 893-3120

investors@harvardbioscience.com

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements Of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues	$20,591	$21,970	$62,815	$69,579
Cost of revenues	8,570	9,205	27,077	28,824
Gross profit	12,021	12,765	35,738	40,755

Sales and marketing expenses	4,613	5,518	14,123	16,817
General and administrative expenses	4,176	5,041	13,623	16,690
Research and development expenses	2,132	2,567	6,642	8,078
Amortization of intangible assets	855	1,334	3,177	3,998
Goodwill impairment	-	-	47,951	-
Other operating expenses	48	179	512	1,394
Total operating expenses	11,824	14,639	86,028	46,977

Operating income (loss)	197	(1,874)	(50,290)	(6,222)

Other expense:
Interest expense	(966)	(856)	(2,559)	(2,356)
Loss on pension settlement	-	(1,243)	-	(1,243)
Loss on equity securities	-	-	-	(1,593)
Other expense, net	(365)	(518)	(1,333)	(841)
Total other expense	(1,331)	(2,617)	(3,892)	(6,033)

Loss before income taxes	(1,134)	(4,491)	(54,182)	(12,255)
Income tax expense (benefit)	97	311	(329)	168
Net loss	$(1,231)	$(4,802)	$(53,853)	$(12,423)

Loss per share:
Basic and diluted loss per share	$(0.03)	$(0.11)	$(1.22)	$(0.29)

Weighted-average common shares:
Basic and diluted	44,556	43,614	44,320	43,499

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$6,817	$4,108
Accounts receivable, net	12,109	14,866
Inventories	21,604	23,245
Other current assets	3,275	2,898
Total current assets	48,805	45,117
Property, plant and equipment	4,990	5,106
Goodwill and other intangibles	17,904	67,456
Other long-term assets	11,293	8,965
Total assets	$77,992	$126,644

Liabilities and Stockholders' Equity
Debt	$33,967	$36,956
Other current liabilities	20,429	18,002
Total current liabilities	54,396	54,958
Other long-term liabilities	9,528	8,346
Stockholders’ equity	14,068	63,340
Total liabilities and stockholders’ equity	$77,992	$126,644

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net loss	$(53,853)	$(12,423)
Adjustments to operating cash flows	54,087	11,480
Changes in operating assets and liabilities	6,591	658
Net cash provided by (used in) operating activities	6,825	(258)

Cash flows from investing activities:
Additions to property, plant and equipment	(809)	(2,343)
Acquisition of intangible assets	(455)	(454)
Proceeds from sale of marketable equity securities	-	1,919
Net cash used in investing activities	(1,264)	(878)

Cash flows from financing activities:
Borrowing from revolving line of credit	-	8,800
Repayment of revolving line of credit	-	(2,550)
Repayment of term debt	(3,000)	(5,023)
Payment of debt issuance costs	(687)	(161)
Proceeds from exercise of employee stock options and purchases	46	219
Taxes paid related to net share settlement of equity awards	(99)	(59)
Net cash (used in) provided by financing activities	(3,740)	1,226

Effect of exchange rate changes on cash and cash equivalents	888	223
Increase in cash and cash equivalents	2,709	286
Cash and cash equivalents at the beginning of period	4,108	4,283
Cash and cash equivalents at the end of period	$6,817	$4,569

HARVARD BIOSCIENCE, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data and percentages)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

GAAP operating income (loss)	$197	$(1,874)	$(50,290)	$(6,222)
Stock-based compensation	324	1,053	1,396	3,379
Acquired asset amortization	855	1,334	3,177	3,998
Goodwill impairment	-	-	47,951	-
Other operating expenses (1)	48	179	512	1,394
Other adjustments	93	137	135	256
Adjusted operating income	$1,517	$829	$2,881	$2,805

Operating margin	1.0%	(8.5%)	(80.1%)	(8.9%)
Adjusted operating margin	7.4%	3.8%	4.6%	4.0%

GAAP net loss	$(1,231)	$(4,802)	$(53,853)	$(12,423)
Stock-based compensation	324	1,053	1,396	3,379
Acquired asset amortization	855	1,334	3,177	3,998
Goodwill impairment	-	-	47,951	-
Other operating expenses (1)	48	179	512	1,394
Pension settlement expense	-	1,243	-	1,243
Other adjustments	93	137	135	256
Loss on equity securities	-	-	-	1,593
Income taxes	(250)	(214)	(266)	377
Adjusted net loss	(161)	(1,070)	(948)	(183)
Depreciation & amortization	468	484	1,417	1,400
Interest and other expense, net	1,331	1,374	3,892	3,197
Adjusted income taxes (2)	347	525	(63)	(209)
Adjusted EBITDA	$1,985	$1,313	$4,298	$4,205
Adjusted EBITDA margin	9.6%	6.0%	6.8%	6.0%

Diluted loss per share (GAAP)	$(0.03)	$(0.11)	$(1.22)	$(0.29)

Diluted adjusted loss per share	$(0.00)	$(0.02)	$(0.02)	$(0.00)
Weighted-average common shares:
Diluted GAAP	44,556	43,614	44,320	43,499

Diluted Adjusted	44,841	43,614	44,320	43,499

	September 30,
	2025	2024
Debt, including unamortized deferred financing costs	$33,967	$37,858
Unamortized deferred financing costs	383	492
Cash and cash equivalents	(6,817)	(4,569)
Net debt	$27,533	$33,781

(1) Other operating expenses for the three months ended September 30, 2025 includes $48 thousand of restructuring-related charges compared to $179 thousand of restructuring expenses for the three months ended September 30, 2024. Other operating expenses for the nine months ended September 30, 2025 includes $171 thousand of restructuring-related charges and  $341 thousand related to ERTC Fees, compared to  $472 thousand commission fee paid in connection with the receipt of employee retention credits, a loss of $347 thousand related to an unclaimed property audit, and $575 thousand of restructuring-related charges for the nine months ended September 30, 2024.

(2) Adjusted income taxes includes the tax effect of adjusting for the reconciling items using the tax rates in the jurisdictions in which the reconciling items arise.